EXHIBIT 10.11

DEATH BENEFIT
AND
RETIREMENT BENEFIT AGREEMENT

Victor Dellovo

This DEATH BENEFIT AND RETIREMENT BENEFIT AGREEMENT (“this Agreement”) is entered into, and shall be effective, as of the 10 day of September, 2013 (the “Effective Date”), by and between CSP, Inc., a Massachusetts corporation (the “Company”), and Victor Dellovo, an Executive of the Company (“Executive”).

WHEREAS, Executive has served, and continues to serve, as a key executive of the Company;

WHEREAS, throughout the period of his association with the Company, Executive has rendered valuable services to the Company that have significantly enhanced the business, operations and value of the Company;

WHEREAS, in recognition of his continued contributions to the Company’s success, the Company desires to provide certain death benefits and retirement benefits to Executive under the terms set forth in this Agreement; and

WHEREAS, the Company desires to retain Executive’s services and to be reasonably assured that Executive will continue as an Executive;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Cause” means the occurrence of an event that constitutes a violation by the Executive of the Executive's obligations under Section 1 of the Executive Retention and Service Agreement entered into by and between the Executive and the Company dated September 4, 2012 (as amended from time to time, the “Employment Agreement”) that are demonstrably willful and deliberate on the Executive's part (and not resulting from any condition that constitutes, or with the passage of time would constitute, a Disability (as defined in the Employment Agreement)) after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties, in each case as determined by the Company’s Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“LIBOR” means the three month Libor rate.

“Separation from Service” means Executive’s separation from service with the Company if he retires, or otherwise has a termination of employment (other than for “Cause”) with the Company (or with an affiliate of the Company); provided, that (i) the termination of Executive’s employment (or consulting engagement) also constitutes a “separation from service” under Section 409A of the Code, and (ii) Executive shall not be deemed to have separated from service with the Company so long as he is performing personal services for any one or more of the Company and its affiliates as an employee or consultant. Executive’s employment relationship, however, shall be treated as continuing intact while he is on military leave, sick leave, or other bona fide leave of absence (if any) if the period of such leave does not exceed six months or, if longer, so long as Executive retains a right to reemployment with the Company (or an affiliate of the Company) under an applicable statute or by contract. A leave of absence will constitute a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company (or an affiliate of the Company). If the period of leave exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship between the Company (or an affiliate of the Company) and Executive will be deemed to terminate on the first day immediately following such six-month period.

“Trust” or “Trust Fund” means the trust fund, consisting of funds, investments and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profit, and increments thereto.

“Trust Agreement” means The Amended and Restated Rabbi Trust under Deferred Compensation Plan dated September xx, 2013, entered into by and between the Company and the Trustee, as such agreement may be amended from time to time.

“Trustee” means Citizens Bank, as the initial trustee appointed by the Directors to administer the Trust Fund in accordance with the terms of the Trust Agreement, or any successor trustee.

2.     Death Benefit. Upon the Executive’s death, the Company shall pay to the Executive’s designated beneficiary hereunder a single lump sum payment equal to the sum of One Million Five Hundred Thousand Dollars ($1,500,000), or portion thereof, determined as of the date of the Executive’s death in accordance with the vesting schedule provided under Section 3(a) hereof (the “Death Benefit”) and an amount (the "Tax Gross-up Payment") equal to the sum of any taxes payable on the Death Benefit, plus the amount necessary to put the Executive’s designated beneficiary in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income and employment taxes (including the any income and employment taxes imposed on the Tax Gross-up Payment)) that such beneficiary would have been in if the payment of the Death Benefit had not been subject to such taxes. The amount of Death Benefit and Tax Gross-up Payment payable to the Executive’s designated beneficiary under this Section 2 shall be reduced by the amount of installments, if any, previously paid to the Executive under Section 3(b) hereof and shall be paid on the 120th day following the date of Executive’s death, provided that the Company is presented with a certificate of death within ninety (90) days of the date of Executive’s death. Notwithstanding the foregoing, Executive will not be entitled to the Death Benefit provided under this Section 2 if Executive’s death occurs on or before February 28, 2015 and is ruled by state authorities to have been the result of suicide.

3.    Retirement Benefit.

(a)    Amount of Retirement Benefit. Upon a Separation from Service, the Executive shall be entitled to a cash benefit of One Million Five Hundred Thousand Dollars ($1,500,000), or a portion thereof, in accordance with the following vesting schedule as of the Effective Date in 2013 and the anniversary of the Executive’s date of birth on each year listed below (the “Retirement Benefit”):

Year                Age            Vested Amount
Effective Date            44            $ 868,421
April 2, 2014            45            $ 947,368
April 2, 2015            46            $ 1,026,316
April 2, 2016            47            $ 1,105,263
April 2, 2017            48            $ 1,184,211
April 2, 2018            49            $ 1,263,158
April 2, 2019            50            $ 1,342,105
April 2, 2020            51            $ 1,421,053
April 2, 2021            52            $ 1,500,000

(b)    Terms of Payment. Upon the Executive’s Separation from Service with the Company, the Company shall pay the Executive the Retirement Benefit, determined as of the effective date of the Executive’s Separation from Service (the “Separation from Service Date”).

(i)    If the Separation from Service Date occurs before the date on which the Executive reaches the age of 62, the Retirement Benefit shall be payable in five (5) annual installments. Each installment shall be equal to one-fifth (1/5) of:

(A) the Retirement Benefit, less

(B) at age 55 the difference between (x) the present value of the Retirement Benefit payable over a term of five years, and (y) the present value of the Retirement Benefit payable over a term of twenty years .

The present value calculations hereunder shall use LIBOR in effect on the Separation from Service Date.

(ii)    If the Separation from Service Date occurs on or after the date on which the Executive reaches the age of 62, the Retirement Benefit shall be payable in five (5) equal annual installments.

If the Retirement Benefit is paid pursuant to Section 3(b)(i) hereof, the first installment shall commence on the later to occur of the Executive’s 55th birthday and the date that is six (6) months and one (1) days after the Separation from Service Date. If the Retirement Benefit is paid pursuant to Section 3(b)(ii) hereof, the first installment shall commence on the date that is six (6) months and one (1) day after the Separation from Service Date. The remaining four (4) installments shall be paid on each anniversary of the first installment as provided under this Section 3(b). If the Executive dies before he has received all five (5) installments of the Retirement Benefit hereunder, payments under this Section 3(b) shall cease and neither the Executive’s estate nor the Executive’s designated beneficiary shall have any right to future installment payments under this Section 3(b). In such event, the Company shall pay to the Executive’s designated beneficiary a single lump sum equal to the Death Benefit and Tax Gross-up Payment as provided in Section 2 hereof, reduce the death benefit for by 20% for each installment that has been paid or to the Executive under this Section 3(b), on the 120th day following the date of Executive’s death, provided that the Company is presented with a certificate of death within ninety (90) days of the date of Executive’s death.

(c)    Life Insurance.

(i)    The Company and the Executive acknowledge that, as of the date of this Agreement, the Company is the sole owner and sole beneficiary of a one million six hundred nine thousand three hundred eighty five dollar ($1,609,385) insurance policy on the life of the Executive. The Executive agrees that (i) the Company will continue, from and after the Effective Date, to be the sole owner and sole direct beneficiary of the Life Insurance Policy, and (ii) the Company shall have complete and unfettered discretion in exercising all rights of ownership under the Life Insurance Policy, including, without limitation, the right to borrow against the Life Insurance Policy.

(ii)    The Executive, following his Separation from Service (other than by reason of his death), shall have no right to purchase the Life Insurance Policy from the Company or to otherwise require the Company to assign ownership, or to change the beneficiary, of the Life Insurance Policy. Notwithstanding the foregoing, the Company, following the Executive’s Separation from Service (other by reason of his death) may offer to sell the Life Insurance Policy to the Executive at fair market value.

(iii)    For the sake of clarity, in the event the Executive dies after his Separation from Service as described in Section 3 hereof, neither the Executive’s estate nor the Executive’s designated beneficiary hereunder shall have, by reason of the Executive’s death, any right, title, or interest in or to the proceeds, in whole or in part, of the Life Insurance Policy.

(d)    Payment Deferral. Notwithstanding anything to the contrary contained in this Section 3, the Executive shall be entitled to delay, by written notice given to the Directors, the payment of the Retirement Benefit under Section 3(b) if, and only if, the following conditions are met:

(i)    The election may not take effect until at least twelve (12) months after the date on which the election is made;

(ii)    The payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (unless the payment is being made on account of the Executive’s death); and

(iii)    The election may not be made less than twelve (12) months prior to the date on which the payment is otherwise scheduled to be paid.

4.    Designation of Beneficiary.

(a)    The Executive may designate any person or persons (who may be named contingently or successively) to receive such amounts, if any, as may be payable under this Agreement following Executive’s death, and such designation may be changed from time to time by Executive by filing a new designation with the Company. Each beneficiary designation hereunder will revoke all prior beneficiary designations hereunder by Executive, shall be in a form prescribed by the Company, and will be effective only when filed in writing with the Company during Executive’s lifetime.

(b)    In the absence of a valid beneficiary designation by Executive, or if, at the time, following Executive’s death, that any payment is due to the designated beneficiary hereunder, there is no living beneficiary validly named by Executive, the Company shall make any such payment to Executive’s spouse or, if Executive’s spouse is not then living, to Executive’s then living descendants, if any, by right of representation, or, if neither Executive’s spouse nor any descendant of Executive is then living, to Executive’s estate. In determining the existence or identity of anyone entitled to a payment hereunder, the Company may rely conclusively upon information supplied by Executive’s executor, administrator, or other legal representative. If a question arises as to the existence or identity of anyone entitled to receive a payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Company, in its sole and absolute discretion, may distribute such payment to Executive’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Company, in its sole and absolute discretion, deems to be appropriate.

5.    No Acceleration of Payments. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no right to accelerate the payments to be made to Executive or Executive’s designated beneficiary under this Agreement, in whole or in part, in any manner that could result in the imposition of excise taxes, interest or penalties on Executive or his designated beneficiary under Section 409A or any other section of the Code.

6.    Forfeiture of Benefits. Notwithstanding anything to the contrary contained in this Agreement, if Executive’s employment with the Company is terminated by the Company for Cause, then Executive shall forfeit all rights to any benefits under this Agreement and neither Executive, his designated beneficiary, nor his estate shall be entitled to payment of the Retirement Benefit or Death Benefit, in whole or in part.

7.    Unfunded Nature of the Agreement.

(a)    Unfunded Nature of the Agreement. This Agreement shall constitute a mere promise by the Company to make a payment or payments to Executive (or to his designated beneficiary) in the future. All benefits under this Agreement shall be paid solely from the general assets of the Company. It is the intention of the Company and Executive that (i) this Agreement shall be deemed to be unfunded for federal and state income tax purposes, and (ii) to the extent this Agreement is considered to be a plan for purposes of the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), this Agreement shall constitute an unfunded plan for the purpose of providing deferred compensation to a highly compensated Executive for purposes of Title I of ERISA.

(b)    Funding of Obligations. Nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement, including any setting aside of amounts by the Company with which to discharge its obligations hereunder, shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company (or any affiliate of the Company) and Executive, his designated beneficiary, his estate, or any other person or entity. To the extent that any person acquires a right to receive any payment or payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(c)    Rabbi Trust.

(i)    The Company has established the Trust and entered into the Trust Agreement. The Trust, and any assets held by the Trust to assist the Company in meeting its obligations under the Agreement, shall be a “rabbi trust.” The Company may transfer money or other property to the Trustee, and the Trustee shall pay benefits under this Agreement to the Executive and his beneficiaries out of the Trust Fund and under the terms of the Trust Agreement unless otherwise paid by the Company. In such event, the Company shall remain the owner of all assets in the Trust Fund, and the assets held in the Trust Fund shall be subject to the claims of Company creditors if the Company becomes “insolvent” as described in Section 7(c)(ii) hereof. Neither the Executive nor his beneficiaries shall have any preferred claim to, or any beneficial ownership in, any assets of the Trust Fund.

(ii)    The Company shall be considered “insolvent” if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute).

(iii)    The Board of Directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. When so informed, the Trustee shall suspend payments to the Executive and his beneficiaries and hold the assets for the benefit of the Company’s general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Executive and his beneficiaries and hold the Trust Fund for the benefit of the Company’s general creditors and shall determine, within the period specified in the Trust Agreement, or in the absence of a specified period, within a reasonable period of time, whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Executive and his beneficiaries.

(iv)    All expenses incident to the administration of the Agreement and Trust, including, but not limited to, legal, accounting, Trustee fees, and expenses of the Directors, may be paid by the Company, and if not so paid, shall be paid by the Trustee from the Trust Fund, if any.

(v)    All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities, and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Directors may maintain separate accounts, but the maintenance of designated accounts shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.

(vi)    In the event of any conflict between the terms of this Agreement and the terms of the Trust Agreement, the terms of the Trust Agreement shall govern.

8.    No Assignment. Executive agrees, on behalf of himself, his designated beneficiary, and his estate, that this Agreement and the rights, interests, and benefits provided herein shall not be assigned, transferred, pledged, or encumbered in any manner whatsoever, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, encumbrance, or other disposition of this Agreement or of such rights, interests, and benefits, or the levy of any attachment or similar process thereon, shall be null and void.

9.    Effect on Other Benefits. Nothing contained in this Agreement shall affect any right that Executive may otherwise have to participate in any other retirement, bonus, or deferred compensation plan or agreement that the Company may have as of the Effective Date or thereafter. No amount payable under this Agreement shall be deemed compensation to Executive for the purpose of computing benefits to which Executive may be entitled under any such other compensation plan or arrangement.

10.    Continuing Employment. Nothing contained in this Agreement shall be construed as (a) conferring upon Executive the right to continue in the employ of the Company for any period of time, (b) restricting in any way any right that the Company may have to terminate, or change the terms and conditions of, the employment of Executive at any time, or (c) conferring upon Executive, Executive’s designated beneficiary, or any other person any claim or right to any payment under this Agreement except in accordance with the terms hereof.

11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and his designated beneficiary, heirs, legal representatives, successors and assigns.

12.    Tax Withholdings. The Company shall have the right to deduct from all payments hereunder any taxes that the Company determines are required by law to be withheld with respect thereto.

13.    Waiver; Amendment; Cancellation. No waiver by either party of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent incident or occurrence. The provisions of this Agreement may not be amended, modified, terminated, or canceled, except with the written consent of both parties hereto.

14.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. There are no other understandings, agreements, or representations by or between the parties, written or oral, that relate in any way to such subject matter.

15.    Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to conflicts or choice of law provisions) and shall be binding upon the heirs, personal and legal representatives, successors and assigns of the parties.

16.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.     Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but both of which together will constitute one and the same instrument.

18.    Captions. The captions in this Agreement are for convenience only and are not deemed to be part of this Agreement.

19.    Interpretation. If any claim is made by either party relating to any conflict, omission, or ambiguity in the provisions of this Agreement, no presumption or burden of proof will be implied because this Agreement was prepared by or at the request of the Company or its counsel. The parties waive any statute or rule of law to the contrary.

20.    Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal executive office, to the attention of the Chief Financial Officer, and to Executive at the address given beneath Executive’s signature hereto, or at such other address as either party may, after the Effective Date, designate in writing to the other. Any such notice shall be given only when received, but if Executive is not then an Executive of, or consultant to, the Company (or any affiliate of the Company), such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

21.    Construction. This Agreement shall be construed and interpreted to comply with Section 409A of the Code (as such may be amended from time to time, “Section 409A”) and to the extent there are any ambiguities or inconsistencies between this Agreement and Section 409A, such ambiguities or inconsistencies shall be interpreted consistently with and to support the conclusion that this Agreement is in compliance with Section 409A. Notwithstanding anything to the contrary in Section 13, the Company reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Agreement in light of Section 409A of the Code and the regulations, rulings, and other guidance promulgated thereunder. The right (if any) of Executive to a series of installment payments under Section 3 of this Agreement shall at all times be treated as the right to a series of separate payments. The Company shall in no event be obligated to indemnify Executive for any taxes, interest or penalties that may be assessed by the Internal Revenue Service pursuant to Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its corporate officer thereunto duly authorized, and Executive has hereunto set his hand and seal, as of the date first above written.

CSP, Inc.

By: _______/s/ Gary W. Levine____

Name: Gary W. Levine
Title: Chief Financial Officer

Executive:

/s/ Victor Dellovo___________________
Victor Dellovo

Address: 2411 NW 49 Lane
Boca Raton, FL 33431